EXHIBIT 5.2

313.465.7000

July 5, 2023

Zivo Bioscience, Inc.

21 East Long Lake Road, Suite 100

Bloomfield Hills, Michigan 48304

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-259082)

Ladies and Gentlemen:

We have acted as counsel to Zivo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (i) the Registration Statement on Form S-3 (File No. 333-259082) (as amended and supplemented from time to time, the “Registration Statement”) filed on August 26, 2021 and declared effective on September 3, 2021, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (ii) the prospectus supplement to the Base Prospectus dated June 30, 2023 (the “Prospectus Supplement”), pertaining to the offering, issuance and sale by the Company of (i) 1,030,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) pre-funded common stock purchase warrants to purchase up to an aggregate of 468,130 shares of Common Stock (the “Prefunded Warrants” and the shares of Common Stock underlying the Prefunded Warrants, the “Warrant Shares”).  We understand that the Offered Shares and the Prefunded Warrants are to be offered and sold in the manner set forth in the Securities Purchase Agreement dated June 30, 2023, entered into by the Company with the purchaser named in the signature pages thereto (the “Securities Purchase Agreement”), and the Placement Agency Agreement dated June 30, 2023 between the Company and Maxim Group LLC (the “Placement Agent”) (the “Placement Agency Agreement”).

We have assumed that (i) the Offered Shares, when offered, sold, issued and delivered by the Company as described in the Registration Statement and the related Base Prospectus and Prospectus Supplement and in accordance with, and in the manner set forth in, the Securities Purchase Agreement and the Placement Agency Agreement (including, without limitation, the payment in full of all applicable consideration therefor), against payment therefore, will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when they and the Prefunded Warrants are offered, sold, issued and delivered by the Company as described in the Registration Statement and the related Base Prospectus and Prospectus Supplement and in accordance with, and in the manner set forth in, the Securities Purchase Agreement, the Placement Agency Agreement and the Prefunded Warrants (including, without limitation, the payment in full of all applicable consideration therefor, including the exercise price, and issuance and delivery to the persons exercising the Prefunded Warrants of certificates for the underlying Warrant Shares in the form approved by the Company’s Board of Directors), against payment therefore, will be validly issued, fully paid and non-assessable.  With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or anti-dilution adjustments to outstanding securities of the Company, including the Prefunded Warrants, may cause the Prefunded Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued and available for issuance.

We have also assumed that the Company (a) is a corporation validly existing and in good standing under the laws of the State of Nevada, and (b) has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Securities Purchase Agreement, the Placement Agency Agreement and the Prefunded Warrants as described in the Registration Statement, the Base Prospectus and the Prospectus Supplement.  We have also assumed that (x) the execution, delivery and performance by the Company of the Securities Purchase Agreement, the Placement Agency Agreement and the Prefunded Warrants (i) have been duly authorized by all necessary corporate action by the Company and (ii) do not violate the Articles of Incorporation, as amended, or the Amended and Restated Bylaws of the Company or any applicable Nevada law, and (y) the Securities Purchase Agreement, the Placement Agency Agreement, and the Prefunded Warrants have been duly executed and delivered by the Company to the extent such execution and delivery is governed by Nevada law.

We note that various matters concerning the Company and Nevada law are addressed in the opinion letter of Fennemore Craig, P.C., separately filed, and we express no opinion with respect to those matters.

Honigman LLP · 2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

313.465.7000

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant.  In conducting our examination, we assumed the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we have assumed that the Offered Shares and the Prefunded Warrants will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinion expressed herein is limited to the internal laws of the State of New York as it relates to the Prefunded Warrants.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Prefunded Warrants, when offered, sold, issued, duly executed and delivered by the Company in accordance with, and in the manner described in, the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Securities Purchase Agreement, the Placement Agency Agreement, and the Prefunded Warrants, will constitute binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Honigman LLP

Honigman LLP

JVK/RZK/GSWA/EAAL/IP/AJBE

Honigman LLP · 2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506